EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-155396 on Form S-8 of Ashland Inc. of our report dated June 13, 2013, with respect to the statements of net assets available for benefits of the Ashland Inc. Union Employee Savings Plan as of December 31, 2012 and 2011, the related statement of changes in net assets available for benefits for the year ended December 31, 2012, and the related supplemental schedule of Schedule H, line 4i-schedule of assets (held at end of year) as of December 31, 2012, which report appears in the December 31, 2012 annual report on Form 11-K of the Ashland Inc. Union Employee Savings Plan.

Lexington, Kentucky
June 13, 2013

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